UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2018

RAMACO RESOURCES, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	001-38003	38-4018838
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

250 West Main Street, Suite 1800 Lexington, Kentucky 40507
(Address of principal executive offices)

(859) 244-7455
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2018, Ramaco Resources, Inc. (the “Company”) executed a Credit and Security Agreement (the “Credit and Security Agreement”) by and among: (i) Keybank National Association, as administrative agent, collateral agent, lender and issuer; (ii) such other lenders that are now or hereafter become a party thereto; and (iii) the Company, Ramaco Development, LLC, RAM Mining, LLC, Ramaco Coal Sales, LLC, Ramaco Resources, LLC and Ramaco Resources Land Holdings, LLC (collectively, the “Borrowers”) (the “Credit Facility”). The aggregate initial commitment of the lenders under the Credit Facility is a $10.0 million term loan (the “Term Loan”) and $30.0 million revolving line of credit (the “Line of Credit”). The Credit Facility has a maturity date of November 2, 2021. The initial borrowing base for the Line of Credit is equal to 100% of eligible cash, plus 85% of eligible accounts receivable, plus 65% of eligible coal inventory, less required reserves.

The Term Loan bears interest at either the base rate plus a margin of 3.75% or LIBOR plus a margin of 4.75%. Revolving loans under the Line of Credit bear interest at either the base rate plus a margin of 1.75% or LIBOR plus a margin of 2.35%. The base rate equals the highest of (i) the administrative agent’s prime rate, (ii) the Federal Funds Effective Rate plus 0.5%, or (iii) LIBOR plus 1%. The terms of the Credit Facility include covenants limiting, among other things, the ability of the Borrowers to incur additional indebtedness, make investments or loans, incur liens, consummate mergers and similar fundamental changes, make restricted payments, and enter into transactions with affiliates. The Credit and Security Agreement also contains a financial covenant that requires the Borrowers to maintain a fixed charge coverage ratio, on a consolidated basis, of not less than 1.10:1.00 calculated as of the last day of the fiscal quarter ending on December 31, 2018 for the period equal to four consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four consecutive fiscal quarters then ending.

The Credit and Security Agreement includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross-payment default and cross acceleration with respect to indebtedness in an aggregate principal amount in excess of $250,000; bankruptcy; judgments involving liability in excess of $500,000 that are not paid; and change of control. Many events of default are subject to customary notice and cure periods.

The above description of the material terms and conditions of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit and Security Agreement, which is filed as Exhibit 10.1 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Credit Facility in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1

Credit and Security Agreement, dated November 2, 2018, by and among: (i) Keybank National Association, as administrative agent, collateral agent, lender and issuer; (ii) such other lenders that are now or hereafter become a party thereto; and (iii) the Company, Ramaco Development, LLC, RAM Mining, LLC, Ramaco Coal Sales, LLC, Ramaco Resources, LLC and Ramaco Resources Land Holdings, LLC, as borrowers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMACO RESOURCES, INC.

By:	/s/ Randall W. Atkins
Randall W. Atkins Executive Chairman and Chief Financial Officer

Date:     November 5, 2018